EXHIBIT 16.1

[ELLIOTT DAVIS, LLC LETTERHEAD]

March 21, 2008

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read the statements made by Force Protection, Inc. (the “Company”), which we understand will filed by the Company with the Securities and Exchange Commission as part of the disclosure under Item 4.01 of a Current Report on Form 8-K dated March 21, 2008.

We agree with the statements concerning our Firm in such Form 8-K.

Yours truly,

/s/ Elliott Davis, LLC

Elliott Davis, LLC